Exhibit 10.11

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”), effective as of April 1, 2013 (“Effective Date”), is between Future Diagnostics BV, a Dutch Company having its registered office at Nieuweweg 279, 6603 BN Wijchen, The Netherlands (“Future”), and QBD (QSIP) Limited, having its registered office at Elizabeth House, 9 Castle Street, St Helier, Jersey JE4 2QP, Channel Islands, and its subsidiaries (“Client”). Client and Future may be referred to individually as a “Party,” and collectively as the “Parties.”

RECITALS

A.	Future is in the business of developing diagnostic assays and performing contract manufacturing services for its clients.

B.	Client is in the business of developing and commercializing diagnostic products.

C.	Client wishes to engage Future to either develop diagnostic assays for Client commercialization, and/or to perform certain contract manufacturing services for Client, as further specified herein; and Future is willing to perform such services, all under the terms and conditions of this Agreement.

1. Definitions.

1.1. “Affiliate” means any entity that is controlled by, controls, or is under common control with, a Party hereto, for so long as such control exists, where “control” for purposes of this definition only means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

1.2. “Applicable Laws” means federal, state local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidance, guidelines or requirements of regulatory authorities, national securities exchanges or securities listing organizations, that are in effect from time to time during the term of this Agreement to the extent the same apply to a particular activity hereunder and have binding force on the relevant Party.

1.3. “Client Technology” means all Technology Controlled by Client as of the Effective Date and/or during the term of this Agreement, and all Improvements thereto. Client Technology includes Developed Technology.

1.4. “Control” or “Controlled” means, with respect to Technology and all associated intellectual property and industrial right, the possession by a Party of the right to grant a license or sublicense to such Technology as provided herein without the payment of additional consideration to, and without violating the terms of any agreement or arrangement with, any third party and without violating any Applicable Laws.

1.5. “Developed Technology” means any Technology other than Future Technology that is developed, conceived or first reduced to practice by Future specifically for Client and using Client Confidential Information in its performance of a Statement of work. Developed Technology includes Deliverables (defined in Section 2.5) and excludes Joint Technology.

1.6. “Development Services” means contract assay development services performed by Future for Client pursuant to a Statement of Work.

1.7. “Future Technology” means all Technology that is used by Future, or provided by Future for use, in the performance of Services that is (a) Controlled by Future as of the Effective Date or (b) authored, invented, developed, conceived or first reduced to practice by Future after the Effective Date either (x) other than in performance of the Services; and/or (y) without the use of any Materials or Client Confidential Information; and Improvements to the foregoing (a) and (b). Without limiting the foregoing, Future Technology includes analytical methodology (including, without limitation, testing methods, practices, procedures or other methodological innovations, and reagents and materials related thereto, excluding Materials), methods and processes of manufacturing, and modifications to Future’s facilities and equipment.

1.8. “Improvement” means any improvement, modification, enhancement, derivative work, additive element or extension to any technology, invention, discovery or work of authorship.

1.9. “Joint Technology” means any Technology that is invented jointly by Future and Client in their performance of a Statement of Work, and that does not use Client Confidential information.

1.10. “Manufacturing Services” means contract manufacturing services performed by Future for Client pursuant to a Statement of Work.

1.11. “Materials” means materials, equipment, instruments, reagents, biological materials, consumables, and any other tangible items provided by Client to Future as described in the applicable Statement of Work, as well as all information concerning the stability, storage and safety requirements of such materials and other information related to such materials as may be needed by Future to perform the Services.

1.12. “Product” means a product manufactured by Future for Client in performance of Manufacturing Services.

1.13. “Purpose” means, with respect to any given Statement of Work, Client’s use of the Deliverables solely for the purpose identified in such Statement of Work.

1.14. “Services” means the services performed by Future for Client pursuant to a Statement of Work, including without limitation Manufacturing Services.

1.15. “Specifications” means the requirements, standards, quality assurance and control parameters, and other specifications provided by Client to Future for the Development Services or Manufacturing Services as detailed in a Statement of Work.

1.16. “Technology” means all inventions, discoveries, Improvements, trade secrets and proprietary methods, and all technology, works of authorship, designs, processes, techniques, formulations, processes, know-how, computer programs, databases, trade secrets, designs, marketing plans, product plans, design plans and business strategies, and in each case whether patentable or not, or susceptible to copyright, trade secret, or any other form of legal protection under Applicable Law, and all right, title and interest in and to such items, including, without limitation, all copyrights, patent rights, trade secrets, trademarks, moral rights and all other applicable proprietary and intellectual property rights throughout the world.

2. Services.

2.1. Request for Services. Client may, from time to time, request Future to perform Services pursuant to the terms of this Agreement. When such requests are made, Client and Future will work together to develop a statement of work describing such Services as described more fully in Section 2.2.

2.2. Statements of Work. Future will provide Client the Services as specified in a written statement of work signed by both parties (“Statement of Work” or “SOW”). A form of SOW is attached hereto as Exhibit A. Each SOW should include, as applicable, the following details regarding the Services: scope, deliverables, Specifications (whether for contract Development Services or Manufacturing Services), fees and compensation, timelines, and such other details as the Parties may agree. Upon execution by the Parties, each SOW will become part of this Agreement and be subject thereto. If the terms of any SOW conflict with the terms of this Agreement, then the terms of this Agreement will govern unless specifically otherwise stated in the SOW, in which case the SOW term shall govern only with respect to such SOW. If Client requests any changes to the Services, Future will inform Client of the cost and impact of such changes and will not implement any change without a fully executed amendment or change order to the relevant SOW. Prior to commencement of Services under any SOW, Client shall either submit a written purchase order or include a purchase order in the SOW, and such purchase order or purchase order number will be valid for all invoicing under such SOW.

2.3. Project Team. Each Party will identify a project leader (“Project Leader”) who will be such Party’s primary point of contact under this Agreement to manage the SOW process. The Project Leaders will meet and confer to discuss, negotiate, draft and execute Statements of Work, and who will regularly meet and confer to discuss the progress of the SOW and conduct all administrative efforts involved in performing the SOW. The Project Leader of each Party does not have the power or authority to represent such Party for purposes of amending this Agreement or any SOW.

2.4. Materials. Client will provide certain Materials to Future in connection with the Services. Future shall use reasonable care in safeguarding, inventorying and handling the Materials and will not use Materials for any purpose other than as permitted by the relevant SOW and this Agreement. Client will provide Future with information relevant to the safe and authorized use, storage or handling of Materials, other than routine laboratory risks for materials of the same nature. Future acknowledges the Materials are made available for research use only and may not be used in humans. Future shall retain control of the Materials and shall not distribute or release the Materials to any person or entity other than employees and agents of Future who are: (a) under Future’s direct supervision and control and (b) have a need to access the Material in connection with the Services. Future will retain all Materials during the conduct of the Services and, upon Client’s written request and expense, will return unused Materials to Client. Absent such request, Future will dispose of such unused Materials. For Materials that constitute equipment or instruments (“Equipment”), Client shall purchase, insure and retain ownership of the Equipment, and shall, as between the Parties, be the sole and exclusive owner of the Equipment. Future shall use commercially reasonable efforts to maintain the Equipment in proper working condition. Client shall be responsible for the risk of loss of Materials except where such loss is caused by Future’s gross negligence or willful misconduct.

2.5. Deliverables. For assay development Services, Future will provide the direct results of its performance of the Services to Client, including but not limited to data, assays, reports and other deliverables as set forth in each SOW (“Deliverables”), and shall use commercially reasonable efforts to develop and deliver the Deliverables in accordance with the timetable established in such SOW. Future will notify Client if Future determines that there are likely to be substantial delays. Client acknowledges that, due to the nature of the Services, Future cannot guarantee that any Deliverable will be developed or delivered. Future shall keep Client reasonably informed of Future’s progress in developing and delivering Deliverables, provide Client a reasonable opportunity to review and comment on interim draft reports, and take account of any such comments with respect to such Deliverables. Client’s use (including without limitation copying, modification and distribution) of Deliverables is subject at all times to the restrictions in Section 6.4.5.

2.6. Client Obligations. Client acknowledges that its timely provision of, and Future’s access to, all relevant Client assistance, cooperation, and complete and accurate information and data and Materials is essential to the performance of the Services, and that Future shall not be liable for any deficiency or delay in performing the Services if such deficiency or delay results from Client’s failure to provide full cooperation as required in this Section.

Client shall provide Future with all information available to Client regarding known or potential hazards associated with the use of any materials or substances supplied to Future by Client.

2.7. Non-exclusivity. Client acknowledges that all Services are provided on a non-exclusive basis, and Future reserves all rights for itself and its Affiliates to provide third parties with deliverables that are identical or similar to Deliverables, including results or work product generated using materials that are similar or identical to Materials, provided however that Future shall not use any Client Confidential Information, Developed Technology or Materials to perform Services for any third party.

3. Conduct of Services.

3.1. General. Future will conduct the Services: (a) in a diligent and professional manner, (b) with reasonable due care and in conformity with current generally accepted standards and procedures for such type of services; and (c) in compliance with Applicable Laws; provided, however, that Future is not obligated to perform the Services in compliance with Applicable Laws where such conduct is pursuant to Client’s written instructions or Specifications and/or in reliance upon or use of Materials in accordance with this Agreement. For contract manufacturing Services, Future will use commercially reasonable efforts to manufacture the Product in accordance with the Specifications and the relevant SOW. Future will use commercially reasonable efforts to perform Services and deliver Deliverables pursuant to each SOW.

3.2. Quality Assurance. Future shall, in performing Services, maintain internal quality processes, including without limitation design control, that are (i) International Standards Organization (ISO) 13485 registered; and (ii) in compliance with the In Vitro Diagnostics Directive (IVDD) and the FDA’s Quality System Regulation (QSR) for medical devices or substantially similar registration or regulation. Upon request, Future shall provide Client a copy of Future’s internal guidelines for testing, quality control, documentation, record-keeping and standard and general operating procedures used in connection with the Services, and shall share with Client the results of any inspection by a government agency that may affect the Services.

3.3. Inspections. Upon at least thirty (30) days prior written notice and during Future’s regular business hours, Future will allow Client authorized representatives, at any time during the term of an applicable SOW to: (a) inspect that portion of Future’s facility used in the performance of the Services; (b) monitor the conduct of such Services; and (c) communicate with Future personnel performing the Services. Such examination may be conducted so long as it does not unreasonably interfere with Future’s operations. Future shall not be obligated to provide Client representatives with access to information or facilities not directly related to the Services, and Future may require that Client’s representatives conducting any such examination or inspection first execute Future’s form of non-disclosure agreement.

3.4. Records. Future will collect and prepare records and reports generated in performance of the Services, and will maintain such records and reports during the term of this Agreement. Designated representatives of Client shall, upon reasonable notice to Future, have access to and shall be permitted to review such records. Upon termination of this agreement, or earlier, if requested by Client, Future will, as instructed by Client, either (a) return the Records in such form as is then currently in the possession of Future, or (b) destroy the Records; provided, however, that Future may retain copies of any Records as are reasonably necessary for regulatory or insurance purposes or for compliance with Applicable Laws, subject to Future’s obligations of confidentiality. Notwithstanding the foregoing, to the extent that Future’s lab notebooks contain Deliverables or Client Confidential Information, such Deliverables and Confidential Information will continue to be the property of the Client, and such portions of such notebooks and records will be subject to Future’s obligations of nonuse and confidentiality as set forth in Section 5.

3.5. Research Management Committee. As soon as practicable upon the effective date of any given Statement of Work, the Parties shall establish a research management committee (“RMC”) comprised of up to four

(4) members, with an equal number of representatives designated by each Party. The RMC shall: (i) coordinate cooperation between the Parties with respect to the SOW, (ii) monitor performance of the SOW, (iii) attempt to resolve disputes between the Parties with respect to performance of the SOW; and (iv) perform such functions as appropriate to further the purposes of this Agreement and as the Parties may designate from time to time. The RMC shall meet in person or by teleconference on a quarterly basis, or more or less frequently as its members may mutually agree. If the RMC is unable within thirty (30) days of resolving a decision or dispute as to any matter, an executive officer of each Party shall meet and seek diligently and in good faith to resolve the deadlock. For the avoidance of doubt, RMC decisions do not qualify as binding third-party rulings and the RMC may not enter into or agree upon any decision binding the Parties, but acts only as a mediator for the Parties’ convenience.

4. Payment.

4.1. Terms. Client will compensate Future for its performance of the Services in accordance with the terms set forth in each SOW. Client will also reimburse Future for reasonable, necessary and documented expenses directly incurred in connection with the Services.

4.2. Invoices. Except for revenue sharing or earn-out fees payable by Client to Future (if at all) under a SOW, Future will invoice Client for fees and costs payable under each SOW and send such invoices to the attention of Client’s Accounts Payable Department or such other department or person as specified in the relevant SOW. All invoices will contain an itemization of fees and expenses. Client shall pay invoices conforming to this Section within thirty (30) days from receipt. All payments shall be made in Euros by wire transfer in immediately available funds to a bank and account designated in writing by Future or by check made payable to Future, unless otherwise specified in the SOW or invoice. All payment obligations are stated and shall be paid net of any taxes. Client may not set off or deduct any amounts from fees owed to Future hereunder without Future’s prior written consent.

4.3. Late Payment. If any payment due hereunder is not made when due, then, without limiting Future’s other available remedies, (a) Future may suspend performance of Services until all past due amounts are received and/or (b) the underpayment shall accrue interest from the date due at the maximum legal annual commercial interest rate per month per article 6:119a of the Netherlands Civil Code.

5. Confidentiality.

5.1. “Confidential Information” means all business and proprietary information relating to each Party’s and its Affiliates’ scientific, technical, business, financial or personnel information that is obtained by or given to the other Party hereunder, whether or not labeled or identified as “Confidential,” including, without limitation, Materials (for Client), Future Technology (for Future), Deliverables and Joint Technology.

5.2. Exceptions. Confidential Information does not include information that (a) the receiving Party previously knew about or obtained outside of any contractual relationship with the disclosing Party, as evidenced by the receiving Party’s regularly maintained records; (b) is generally available to the public or publicly divulged through no fault of the disclosing Party, (c) is subsequently disclosed to the receiving Party by a third party, as evidenced by the receiving Party’s regularly maintained records, where such third party is not under any obligation of confidentiality to the disclosing Party, and (d) information independently developed by the receiving Party without access to or use of the disclosing Party’s Confidential Information, as evidenced by the receiving Party’s regularly maintained records.

5.3. Permitted Disclosures and Uses. Each Party may use the other Party’s Confidential Information solely in furtherance of the performance of this Agreement and for no other purpose. Each Party will use the same degree of care to protect the other Party’s Confidential Information as it uses to protect its own confidential information of like nature, but in no circumstances with less than reasonable care. Each Party agrees not to disclose the other Party’s Confidential Information to any person or entity other than: (a) employees, agents, subcontractors or consultants of the receiving Party on an as-needed basis, provided such persons have entered into written confidentiality agreements consistent with this Section 5 or otherwise are bound under substantially similar confidentiality restrictions; (b) to the extent required by court order, legal process or Applicable Law, provided that the receiving Party provides prompt advance written notice thereof (to the extent permitted by Applicable Law) to the disclosing Party; or (c) otherwise solely as expressly authorized in writing by the disclosing Party.

5.4. Return of Confidential Information. Upon the disclosing Party’s request or upon any earlier termination of this Agreement, the receiving Party will return or destroy the disclosing Party’s Confidential Information in its possession, as instructed by the disclosing Party.

5.5. Residual Knowledge. Nothing contained in this Agreement, except as set forth in this Section 5, shall restrict Future from the use of any general ideas, concepts, know-how, methodologies, processes, technologies, algorithms, or techniques of a general nature retained in the unaided mental impressions of its personnel which it develops or learns under this Agreement, provided that in doing so Future does not breach its obligations under this Section 5.

5.6. Equitable Relief. Each Party acknowledges that, during the course of performing Services hereunder, it will receive and gain access to Confidential Information relating to the other Party’s business, which is extremely competitive, and that such Party’s unauthorized disclosure of any such Confidential Information would result in serious harm to the other Party. Each Party acknowledges and agrees that the restrictions set forth in Section 5 are reasonable and necessary to protect the legitimate interests of the other Party, and, in the event of a breach or threatened breach of any provision of Section 5, the other Party will be authorized and entitled to request from any court of competent jurisdiction equitable relief, whether preliminary or permanent, and specific performance, without posting a bond or other security and without proving damages.

6. Intellectual Property; Client Restrictions.

6.1. Retained Rights. Each Party will retain all right, title and interest in all Technology that is Controlled by it prior to the Effective Date and no license grant or assignment is implied (by estoppel or otherwise) with regard thereto. As between the Parties, Materials and Products are the sole and exclusive property of Client. Notwithstanding anything to the contrary herein, Client shall not by virtue of this Agreement or either Party’s performance thereof obtain any intellectual property or other ownership rights in any methods or processes used or developed by or for Future in or for the provision of Services, or any documentation (other than Specifications), records, raw data, materials (other than Materials), specimens, work product, concepts, information, inventions, Improvements, designs, programs, formulas, know-how, or writings related thereto.

6.2. License Grants.

6.2.1. By Client. Client hereby grants to Future a worldwide, limited, non-transferable (except in connection with an assignment as permitted in Section 13.6), non-sublicensable, nonexclusive royalty-free, fully paid up license to use Client Technology, Client’s interest in Joint Technology, Specifications and Materials solely to perform the Services in accordance with the relevant SOW.

6.2.2. By Future. Subject to Client’s fulfillment of its payment obligations pursuant to the relevant SOW and compliance with this Agreement, and unless specifically stated otherwise in a relevant Statement of Work, Future hereby grants to Client a worldwide, limited, non-transferable (except in connection with an assignment as permitted in Section 13.6), non-sublicensable, nonexclusive, royalty-free, fully paid up license under Future’s right, title and interest in and to Future Technology to use Future Technology solely to the extent reasonably necessary to practice and commercialize the Developed Technology in furtherance of the Purpose.

6.3. Developed Technology. As between the Parties, and subject to Client’s fulfillment of its payment obligations pursuant to the relevant SOW (which payment may include earn-out or other fees) and compliance with this Agreement (including without limitation Section 6.4.5), Client will solely and exclusively own all right, title and interest in and to any and all Developed Technology. Future hereby assigns to Client all right, title and interest in and to any and all Developed Technology, whether existing now or at any time in the future by way of assignment of future copyright or other intellectual property rights.

6.4. Joint Technology.

6.4.1. Each Party shall have a complete and undivided ownership interest in all Joint Technology, and shall have the right, subject to the provisions of this Agreement, to practice and to grant licenses under Joint Technology without the consent of, or compensation or accounting to, the other Party, subject at all times to the restrictions in Section 6.4.5.

6.4.2. Client hereby grants to Future a worldwide, nonexclusive, sublicensable, royalty-free, fully paid up license under Client’s right, title and interest in and to Joint Technology to use and practice the Joint Technology without restriction. Unless specifically stated otherwise in a relevant Statement of Work, Future hereby grants to Client a worldwide, limited, non-transferable (except in connection with an assignment as permitted in Section 13.6), non-sublicensable, nonexclusive, royalty-free, fully paid up license under Future’s right, title and interest in and to Joint Technology to use Joint Technology solely to the extent reasonably necessary to practice and commercialize the Developed Technology in furtherance of the Purpose, or for any other Client purpose, as mutually agreed-upon by both Parties.

6.4.3. The Parties shall together determine whether, to what extent, and how to file, prosecute or maintain any patent or patent application that claims any Joint Technology, or whether to maintain as a trade secret any Joint Technology, and the allocation of costs and fees with respect to any such protection. Unless agreed to otherwise by the Parties in writing, all costs and expenses incurred in the drafting, filing, prosecution and maintenance of any Joint Patent shall be shared equally by the Parties. Should a Party wish not to bear its share of the cost of filing, prosecuting or maintaining any Joint Patent, it shall notify the other Party in writing, and the Parties shall discuss whether to maintain the subject Joint Technology as a trade secret, allow the other Party to bear all costs of filing, prosecuting and/or maintaining such Joint Patent, or other arrangement.

6.4.4. Subject to contractual obligations of confidentiality, if any, each Party will promptly notify the other in writing of any alleged or threatened misappropriation or infringement by any third party, direct or indirect, of any Joint Technology of which it becomes aware, and shall provide the other Party with all available evidence, if any, of such infringement or misappropriation, and the Parties shall together determine the method, manner and allocation of costs in taking appropriate action against any such third party.

6.4. 5. Neither Party shall enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action with respect to Joint Technology without the prior written consent of the other Party, which consent shall not be unreasonably withheld or denied.

6.5.

Restrictions on Use. Notwithstanding anything to the contrary herein, Client may use Joint Technology solely for the Purpose, or for any other Client purpose, as mutually agreed-upon by both Parties, and may not make, use, sell, have sold, offer for sale, transfer, lease, or otherwise distribute any product or service that is covered by or practices or embodies Joint Technology (or any portion thereof or any derivative thereof or any Improvement thereof) in any other manner or for any other purpose. Client may not assign, sell, transfer, lease, license or otherwise convey or encumber any of its rights, title or interest in and to Joint Technology to any third party or Affiliate without Future’s prior express written consent, except in connection with an assignment as permitted in Section 13.6. Client agrees its breach of this Section will result in irreparable and continuing damage to Future for which there will be no adequate remedy at law; therefore, in the event of a breach or threatened breach of any provision of this Section, and without limiting its other available remedies, Future shall be entitled to equitable relief, whether preliminary or permanent, and specific performance, without posting a bond or other security and without proving damages, and Client shall not oppose the granting of such relief.

6.6. Assistance. Future will, and will cause its employees and representatives to, execute all documents and perform all reasonable and necessary acts to evidence ownership by Client of the Developed Technology and Deliverables, at Client’s expense.

7. Warranties and Disclaimer.

7.1. Express Warranty. Future warrants to Client that Future shall perform the Services in accordance with the standards of Section 3.1 and Section 3.2. Any Services provided by Future that do not conform to the foregoing express warranty will be corrected by Future without charge to Client, or Future will refund to Client amounts paid in respect of such nonconforming Services, in each case provided that Client provides written notice of the nonconformity within (90) days after completion of the relevant portion of the Services. The parties acknowledge and agree that Future does not warrant or represent that Products Developed Technology or any other results of the Services will be acceptable to any regulatory governmental agency to which they are presented nor that the Products, Developed Technology, or any other results of the Services will enable Client to market or otherwise exploit any given product or service. The foregoing re-performance or refund constitute Client’s sole and exclusive remedy for a breach of warranty.

7.2. Client Warranties. Client represents and warrants to Future that Client has the right to provide the Specifications and the Materials to Future as contemplated by this Agreement.

7.3. Disclaimer. Except as expressly set forth in Section 7.1 and Section 7.2, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THIS AGREEMENT OR ITS SUBJECT MATTER, EITHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. CLIENT ACKNOWLEDGES THAT ALL PRODUCTS AND DELIVERABLES ARE MADE AVAILABLE BY FUTURE “AS IS” AND WITHOUT WARRANTY, AND FUTURE MAKES NO WARRANTY OR REPRESENTATION THAT ANYTHING MADE, USED, SOLD OR OTHERWISE DISPOSED OF UNDER ANY LICENSE GRANTED OR ASSIGNMENT MADE IN THIS AGREEMENT IS OR WILL BE FREE FROM INFRINGEMENT OF ANY PATENT RIGHTS OR OTHER INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY.

8. Indemnification.

8.1. Future Indemnification. Future will indemnify, defend and hold harmless Client and its Affiliates from and against any and all damages, liabilities, losses, costs and expenses (including, but not limited to, reasonable attorneys’ fees) (collectively, “Losses”) resulting from any third-party claim, suit, action, investigation or proceeding (each, an “Action”) brought against Client or its Affiliates to the extent such Losses are caused by Future (a) breach of the express warranty made by Future in Section 7.1 except where such breach is a result of Future’s reliance upon Specifications or Client’s written instructions; and/or (b) gross negligence or willful misconduct.

8.2. Client Indemnification. Client will indemnify, defend and hold harmless Future and its Affiliates from and against any and all Losses relating from any Action brought against Future or its Affiliates to the extent such Losses are caused by or are related to (a) the Materials and/or the Specifications, including without limitation Future’s use thereof or reliance thereon in accordance with the respective SOW; (b) any product or service based in whole or in part on the Specifications; (c) Client’s reliance on or use of Developed Technology or any portion thereof, or any derivative thereof (including without limitation the manufacture, use, sale and/or import of Developed Products, if any as defined in the relevant SOW; (d) Client’s breach of the express warranty made by Client in Section 7.2; and/or (e) Client’s gross negligence or willful misconduct.

8.3. Indemnification Conditions. Indemnification under Section 8.1 and Section 8.2 will be provided on the condition that: (i) the indemnified Party gives written notice to the indemnifying Party as soon as possible upon the indemnified Party becoming aware of the subject Action (provided failure to give such notice within such period will not bar a claim for indemnification except to the extent such failure has materially prejudiced the indemnifying Party); (ii) the indemnifying Party has sole control of the defense and all related settlement negotiations, provided any settlement that would impose any admission of liability by the indemnified Party will be subject to such Party’s prior written approval, not to be unreasonably withheld; and (iii) the indemnified Party provides cooperation and information in furtherance of such defense, as reasonably required by the indemnifying Party, at the indemnifying Party’s expense.

9. Limitation of Liability. To the maximum amount permitted under Applicable Laws, and except for (i) amounts owed by the indemnifying Party to a third party pursuant to the indemnifying Party’s indemnification obligations under Section 8, or (ii) claims arising under Section 5 and/or Section 6.4.5: (a) in no event will either Party be liable to the other for special, indirect, incidental, punitive, exemplary or consequential damages (including, but not limited to, loss of profits, cost of cover, loss of data or loss of use damages) even if such Party has been advised of the possibility of such damages or losses, and regardless of legal theory (whether based on breach of contract, breach of warranty, negligence or any other legal theory); and (b) except for amounts owed by Client hereunder, the entire liability of each Party to the other in connection with this Agreement will not exceed, in the aggregate, the total amount of fees paid by Client to Future under the Statement(s) of Work under which the liability arose. This Section is without prejudice to Section 7.1, with respect to which Future’s entire liability is limited to re-performance or refund as specified therein.

10. Insurance. Each Party shall, at its sole expense, obtain and maintain appropriate public liability and casualty insurance with insurance companies having an A. M. Best Rating of “A-, VII” or better, or adequate levels of self insurance, to insure against any liability caused by such Party’s performance under this Agreement. Each Party shall furnish the other Party with certificates of insurance showing compliance with all requirements set forth in this Section upon receipt of written request.

11. Term and Termination.

11.1. Duration. This Agreement will commence on the Effective Date and continue in effect until terminated in accordance with this Section 11 or by delivery of written notice of termination by either Party to the other after completion of performance or termination of all SOWs in accordance with their terms.

11.2. Mutual Termination Rights. Each Party may terminate this Agreement, or any SOW, immediately upon written notice if the other Party: (i) becomes insolvent; (ii) becomes the subject of a petition in bankruptcy which is not withdrawn or dismissed within 120 days thereafter; (iii) makes an assignment for the benefit of creditors; or (iv) breaches any material obligation under this Agreement (including but not limited to payment obligations) and fails to cure such breach within thirty (30) days after delivery of notice thereof by the non-breaching Party.

11.3. Client Termination Right. Client may terminate this Agreement or any SOW for any reason upon ninety (90) days written notice to Future.

11.4. Future Termination Right. If Future, in its reasonable discretion, applying analytical methods reasonably selected by it and accompanied by documentation, determines that continuing performance of the Services in accordance with the SOW is not likely to result in delivery of any given Deliverable or achievement of any given milestone, then Future shall so notify Client, and Future’s obligation to perform Services under such SOW shall be suspended. Client shall notify Future within five (5) business days whether or not Client agrees with Future’s position. If Client does not agree, then the Parties shall submit the dispute to the Resolution Management Conference (RMC) for resolution. If the RMC does not resolve the dispute within ten (10) business days, then Future may terminate the relevant SOW upon notice to Client. If Future terminates a SOW pursuant to this Section and if the SOW included milestone payments, the Parties shall cooperate in good faith to allocate fees payable to Future in respect of the next-occurring milestone, which fees shall be reasonable and prorated, taking into account the work actually performed by Future in efforts to achieve the next-occurring milestone, and Client shall pay such fees in response to Future’s invoice therefor.

11.5. Payments Due Upon Termination. Upon termination of this Agreement or any SOW, Client will pay Future all fees and expenses due and incurred through the effective date of termination. If the termination was effected by Client under Section 11.3 or by Future under Section 11.2, then (a) Client shall reimburse Future for all non-cancellable commitments incurred by Future in connection with the performance of the Services prior to the effective date of such termination; and (b) if the terminated SOW included milestone payments, then Client will pay Future the amount due for the next-occurring milestone.

11.6. SOW Terminations. The provisions of this Agreement will remain unaffected by any termination of an individual SOW. Termination of this Agreement shall immediately and automatically terminate all outstanding SOWs.

11.7. Survival. Notwithstanding anything else in this Agreement, the provisions of Section 2.7, all payments, if any, payable by Client to Future under a Statement of Work, and Sections 4 through 13 (inclusive) of this Agreement will survive termination or expiration of this Agreement for any reason.

12. Governing Law. This Agreement will be governed by the laws of the Netherlands, except that matters pertaining to patents and other intellectual property rights shall be governed by the laws of the jurisdiction in which such intellectual property rights exist. The Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods nor by the Vienna Sales Convention, nor by title 7:1 of the Netherlands Civil Code. All disputes arising out of this Agreement are subject to the exclusive jurisdiction of the courts located in Amsterdam, The Netherlands, and the parties hereby submit to the personal jurisdiction and venue of these courts; provided, however, that either party may seek injunctive relief and the enforcement of judgments in any court of competent jurisdiction, no matter where located. The prevailing party in any action or proceeding brought at law or equity (where for purposes of this sentence the granting of equitable relief shall be considered “prevailing”) shall be entitled to recover from the other party such party’s costs and expenses, including without limitation reasonable attorneys’ fees incurred in relation to such action or proceeding.

13. Miscellaneous.

13.1. Independent Contractors. The Parties are independent contractors, and nothing contained in this Agreement will be construed to place the Parties in the relationship of employer and employee, partners, principal and agent or joint venturers. Neither Party will have the power to bind or obligate the other Party, nor will either Party hold itself out as having such authority.

13.2. Publicity. The Parties agree that each shall obtain the other’s prior written approval before using the other’s name, logos and/or marks in any form of publicity. Such obligation shall not apply to disclosures which either Party is required by Applicable Law to make, provided that the disclosing Party shall notify the other Party of any such disclosure prior to such disclosure.

13.3. Waivers. To the extent consistent with the laws of the Netherlands, the failure of either Party to take action as a result of a breach of this Agreement by the other Party will constitute neither a waiver of the particular breach involved nor a waiver of either Party’s right to enforce any provision of this Agreement through any remedy granted by law or this Agreement. All rights and remedies, whether conferred hereunder, or by any other instrument or law, unless otherwise expressly stated, will be cumulative and may be exercised singularly or concurrently.

13.4. Severability. If any of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed and deleted, and such finding will not invalidate any other terms of this Agreement, and those terms will remain in full force and effect.

13.5. Integration and Amendments. This Agreement, including each SOW, contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous written or oral communications. This Agreement and each SOW may not be modified or amended except by an instrument in writing signed by both Parties. No pre-printed terms of any subsequent purchase order or invoice will add to, modify, or supersede the terms of this Agreement.

13.6. Assignment. Except as expressly provided below, the rights and license granted by Future to Client in this Agreement are personal to Client (and do not, for example, extend to any Affiliate of Client or any other entity), except as expressly permitted in this Section. Neither Party may assign this Agreement or any part hereof without the prior written consent of the other Party; provided, however, that each Party may, upon notice to the other Party, assign this Agreement in its entirety without the other Party’s consent in connection with the transfer or sale of all or substantially all of such Party’s business or assets to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise, including pursuant to a Change of Control. “Change of Control” means, with respect to a Party, (a) a merger, consolidation, share exchange or other similar transaction involving such Party and any Third Party which results in the holders of the outstanding voting securities of such Party immediately prior to such merger, consolidation, share exchange or other similar transaction ceasing to hold more than fifty percent (50%) of the combined voting power of the surviving, purchasing or continuing entity immediately after such merger, consolidation, share exchange or other similar transaction, (b) any transaction or series of related transactions (other than an investment transaction by an entity not engaged in the pharmaceutical or biotechnology business, the purpose of which is to raise capital for a Party) in which a third party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities or such Party, or (c) the sale or other transfer to a third party of all or substantially all of such Party’s assets which relate to this Agreement. This Agreement binds and benefits the Parties and their respective permitted successors and assigns.

13.7. No Third-Party Beneficiaries. This Agreement is intended to be solely for the benefit of the Parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any other person.

13.8. Notices. A notice or consent that occurs will become effective when the intended recipient receives it. All such notices and consents must be in writing and delivered personally, by facsimile transmission with answer back confirmation or by overnight commercial courier, to the Parties at the following addresses or facsimile numbers:

If to Client:		If to Future:
QBD (QSIP) Limited	Future Diagnostics BV
Suite S-204		Nieuweweg 279, 6603 BN Wijchen

301 South State Street	The Netherlands
Newtown, Pa, 18940, USA	Attention: MIKE MARTENS
Attention: Jeremy Stackawitz	Facsimile: +3124 6452899

13.9. Force Majeure. Except with respect to payment obligations, and to the extent consistent with the laws of the Netherlands, if either Party is delayed or prevented from fulfilling its respective obligations under this Agreement by any cause beyond its reasonable control, then such performance shall be excused to the extent of the delay or failure, and that Party will not be liable under this Agreement for that delay or failure.

13.10. Counterparts. This Agreement may be executed in counterparts all of which taken together will constitute one agreement.

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To evidence the Parties’ agreement to this Agreement, they have signed and delivered it effective as of the Effective Date.

[Client]		Future Diagnostics BV

QBD (QSIP) Limited

	/s/ Jeremy Stackawitz		/s/ Mike Martens

Name:	Jeremy Stackawitz	Name:	MIKE MARTENS

Title:	President	Title:	MANAGING DIRECTOR

Date:	April 1, 2013	Date:	April 2, 2013